UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                            GALAXY ENTERPRISES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON SHARES
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 John J. Poelman
                           754 East Technology Avenue
                                Orem, Utah 84097
                                  801.227.0004
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                DECEMBER 31, 1999
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                      Page 2 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John J. Poelman

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          980,213
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         580,213
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            400,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     980,213

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     15.79%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                      Page 3 of 4 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Galaxy Enterprises, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

     754 East Technology Avenue, Orem, Utah 84097

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     John J. Poelman ("Poelman")

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     754 East Technology Avenue, Orem, Utah 84097

________________________________________________________________________________
Item 2(c).  Citizenship:

     United States

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     Common Shares

________________________________________________________________________________
Item 2(e).  CUSIP Number:



________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     Not Applicable

CUSIP No.                             13G                      Page 4 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  980,213 Shares


     (b)  Percent of class:  15.79%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 0,


          (ii)  Shared power to vote or to direct the vote 980,213,


          (iii) Sole power to dispose or to direct the disposition of 580,213,


          (iv) Shared power to dispose or to direct the disposition of 400,000.



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

     Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

     Not Applicable

________________________________________________________________________________
Item 10.  Certifications.

     Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  April 6, 2000
                                        ----------------------------------------
                                                        (Date)


                                              /s/ John J. Poelman
                                        ----------------------------------------
                                                      (Signature)


                                            John J. Poelman, President & CEO
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).